Filed Pursuant to Rule 424(b)(8)
Registration No. 333-141367

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Common Stock ($0.01 par value)	1,000,000 shares	$24.25	$24,250,000	$744.48
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)

Pursuant to Rule 457(p) under the Securities Act, the fee has been satisfied by applying a portion of previously paid filing fees totaling $42,243.72 ($48,944 of initially paid filing fees reduced by $6,700.28 as described in a filing with the Securities and Exchange Commission filed on March 23, 2007 pursuant to Rule 424(b)(5) under the Securities Act. $41,499.24 remains available for future registration fees. The "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3ASR (No. 333-141367).

EXPLANATORY NOTE

     Energy East Corporation sold 9,000,000 shares of its Common Stock under a prospectus supplement dated March 21, 2007 that was filed with the Securities and Exchange Commission on March 23, 2007 pursuant to Rule 424(b)(5) under the Securities Act of 1933. The Company sold an additional 1,000,000 shares of its Common Stock to cover over-allotments on April 2, 2007 at a price of $24.25. The calculation of the Proposed Maximum Aggregate Offering Price and the amount of the related registration fee in the Rule 424(b)(5) filing omitted the over-allotment shares. This filing is being made to pay the registration fee of $744.48 relating to the additional 1,000,000 shares not reflected previously in the Rule 424(b)(5) filing.

     After further reducing the registration fees previously paid by $744.48, $41,499.24 remains available for future registration fees.